                                                                    EXHIBIT 99.1
NATIONAL PRESS RELEASE


For Immediate Release
November 30, 2000



                                  SIZZLER USA,
               INC. OPENS FIRST NEW COMPANY STORE IN EIGHT YEARS

             National Chain Restaurant Kicks Off Expansion Program
                          With Cathedral City Location

          Cathedral City, CA - Sizzler USA, a division of Sizzler International Inc. (NYSE: SZ), announced today the opening of its Cathedral City location - a continuation of its repositioning program. The Cathedral City store, which holds a capacity of 250 people, is the third company-owned Sizzler location in Cochella Valley.

          The Cathedral City store is one of the larger Sizzlers' nationwide. The restaurant includes a full bar that seats up to 30 people and a private banquet room that can hold up to 40 guests. The restaurant also integrated Sizzler's new char-grilled menu items that include USDA choice and select steaks and the company's famous fresh salad bar. A senior menu has also been added that includes specially priced items featuring smaller portions. For seniors who choose not to order from the senior menu, a 15 percent discount off the main menu is allotted.

          "Sizzler's Cathedral City store is a potential model for our future restaurant openings," says Thomas E. Metzger, President and CEO of Sizzler USA, Inc. "This restaurant is an additional part of Sizzler's transformation program with several special added features. We're excited to bring the new and improved Sizzler to Cochella Valley residents."

          Sizzler recently instituted a major renovation program to incorporate a traditional grill house look in new and existing company-owned restaurants. Patrons can enjoy historic photographs of Sizzler's early years lining the walls over a rich, wood finish. Transformation efforts have also focused on moving the menu away from a buffet court format and re-emphasizing high quality, popular priced grill items.

          To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Sizzler intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.